Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights," "Independent Registered Public Accounting Firm” and to the use of our report dated February 7, 2005 on ICAP Funds, Inc., comprised of the ICAP Discretionary Equity Portfolio, ICAP Equity Portfolio, ICAP Select Equity Portfolio, and ICAP Euro Select Equity Portfolio in the Registration Statement (Form N-1A) of the ICAP Funds, Inc. and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933 (File No. 33-86006) and in this Amendment No. 18 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8850).

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Chicago, Illinois

April 29, 2005